EXHIBIT 23.1


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               Consent of Independent Certified Public Accountants



We hereby consent to the incorporation by reference of our report dated January 19, 1999, except for the last paragraph of Note A to consolidated financial statements, as to which the date is July 15, 1999, on the consolidated financial statements of Lakeland Bancorp, Inc. (the "Company") and Subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, in the Registration Statement on Form S-3 filed by the Company. We further consent to the references to our Firm under the caption "Experts" in the Registration Statement.


                                                        Radics & Co., LLC



Pine Brook, New Jersey
October 26, 1999